Exhibit 10.06

EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”) is entered into as of May 2, 2003 by and between GHP Acquisition Corp., a Delaware corporation with its headquarters located in Brisbane, California (the “Employer”), and Mark Jung (the “Executive”) and will become effective (the “Effective Date”) upon the Closing as defined in that certain Agreement and Plan of Merger dated as of the date hereof by and among the Employer and IGN Entertainment, Inc., a Delaware corporation (the “Merger Agreement”).  In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

1.                                       Employment.  The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

2.                                       Capacity.  The Executive shall initially serve the Employer as Chief Executive Officer, subject to election by the Board of Directors, of the Employer (the “Board of Directors”) and as a member of the Board of Directors, subject to election by the shareholders of the Employer.  The Executive shall also serve the Employer in such other or additional offices as the Executive may be requested to serve by the Board of Directors.  In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer as may be assigned or delegated to the Executive from time to time by or under the authority of the Board of Directors.

3.                                       Term.  Subject to the provisions of Section 6, the term of employment pursuant to this Agreement (the “Term”) shall be three (3) years from the Effective Date and shall be renewed automatically for periods of one (1) year commencing at the third anniversary of the Effective Date and on each subsequent anniversary thereafter, unless either the Executive or the Employer gives written notice to the other not less than sixty (60) days prior to the date of any such anniversary of such party’s election not to extend the Term.

4.                                       Compensation and Benefits.  The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a)                                  Salary.  For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the “Salary”) at the annual rate of Three Hundred Thousand Dollars ($300,000), subject to adjustment from time to time in the discretion of the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”).  The Salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its senior executives.

(b)                                 Bonus.  In the event that an annual incentive program established by the Board of Directors or the Compensation Committee with such terms as may be established in the sole discretion of the Board of Directors or Compensation Committee, the Executive shall be entitled to participate in such program.

(c)                                  Regular Benefits.  The Executive shall also be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for all or most of its senior executives.  Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan.  Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

(d)                                 Taxation of Payments and Benefits.  The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(e)                                  Restricted Stock Agreement.  The Employer shall grant to the Executive the right to purchase shares of common stock, par value $0.01 per share, of the Employer in an amount and on terms and conditions set forth in the Restricted Stock Agreement attached hereto as Exhibit A (the “Restricted Stock Agreement”).

(f)                                    Life Insurance Policy.  The Employer shall purchase a life insurance policy on Executive with proceeds of One Million Dollars ($1,000,000) for the benefit of Executive’s family (as specified by Executive).  The Employer shall pay all premiums and other costs required to maintain such policy during Executive’s employment with Employer.

(g)                                 Organization Fees.  The Company shall pay all fees and normal expenses associated with Executive’s participation in the Young Presidents’ Organization up to a maximum of Twenty Thousand Dollars ($20,000) per year.

(h)                                 Exclusivity of Salary and Benefits.  The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.

5.                                       Extent of Service.  During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board of Directors, devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement.  The Executive shall not engage in any other business activity, except as may be approved by the Board of Directors;  provided that nothing in this Agreement shall be construed as preventing the Executive from:

(a)                                  investing the Executive’s assets in any company or other entity in a manner not prohibited by Section 7(d) and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made;

(b)                                 engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement;

(c)                                  serving on the boards of directors of up to three companies (other than the Company) subject to the Board of Directors’ approval which approval shall not be unreasonably withheld or delayed; or

(d)                                 participating in the normal activities expected of a member of the Young Presidents’ Organization.

6.                                       Termination and Termination Benefits.  Notwithstanding the provisions of Section 3, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

(a)                                  Constructive Termination of Executive.  The Executive shall have the right to terminate this Agreement due to a Constructive Termination.  For purposes of this Agreement, “Constructive Termination” means the occurrence, without the Executive’s express written consent, of any one or more of the following events:

(i)                                     (A) the Executive’s not being the Chief Executive Officer of the Company, except in connection with the Company’s termination of the Executive’s employment for Cause pursuant to Section 6(b) or as otherwise expressly contemplated herein; (B) the assignment of duties to the Executive not consistent with the office of the Chief Executive Officer of the Company; or (C) the Executive’s not reporting to the Company’s Board of Directors;

(ii)                                  A reduction in the Executive’s Salary or a material reduction in the value of the Executive’s total compensation package (salary, bonus opportunity, equity incentive awards opportunity and benefits);

(iii)                               The relocation of the Executive’s principal Company office to a location more than sixty (60) miles from Brisbane, California or the Company’s requiring the Executive to be based anywhere other than the Company’s principal executive offices, except for required travel on the Company’s business to the extent necessary to fulfill the Executive’s obligations;

(iv)                              A failure to re-elect the Executive as a member of the Company’s Board of Directors; or

(v)                                 In the event of a merger, consolidation, transfer, or sale of all or substantially all the assets of the Company with or to any other individual or entity, the failure of the Company’s successor to assume the Company’s obligations under this Agreement.

(b)                                 Termination by the Employer for Cause.  The Executive’s employment under this Agreement may be terminated for Cause without further liability on the part of the Employer effective immediately upon a vote of the Board of Directors and written notice to the Executive.  Only the following shall constitute “Cause” for such termination:

(i)                                     dishonest statements or acts of the Executive with respect to the Employer or any affiliate of the Employer where such act causes material harm to the Employer;

(ii)                                  the conviction of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud ;

(iii)                               gross negligence, willful misconduct or insubordination of the Executive with respect to the Employer or any affiliate of the Employer where such act causes material harm to the Employer; or

(iv)                              material breach by the Executive of any of the Executive’s obligations under this Agreement where such breach causes material harm to the Employer.

(c)                                  Termination by the Executive Other Than Constructive Termination.  The Executive’s employment under this Agreement may be terminated by the Executive other than for a Constructive Termination by written notice to the Board of Directors at least sixty (60) days prior to such termination.

(d)                                 Termination by the Employer Without Cause.  Subject to the payment of Termination Benefits pursuant to Section 6(e), the Executive’s employment under this Agreement may be terminated by the Employer without Cause upon written notice to the Executive by a vote of the Board of Directors.

(e)                                  Certain Termination Benefits.  Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment under this Agreement.  Notwithstanding the foregoing, in the event of termination of the Executive’s employment with the Employer pursuant to Sections 6(a) or 6(d) above and subject to the Executive’s agreement to a release of any and all legal claims in a form satisfactory to the Employer, the Employer shall provide to the Executive the following termination benefits (“Termination Benefits”):

(i)                                     continuation of the Executive’s Salary at the rate then in effect pursuant to Section 4(a) and payable at the times provided in Section 4(a); and

(ii)                                  continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Employer and the Executive as in effect on the date of termination.

The Termination Benefits set forth in (i) and (ii) above shall continue in effect for twelve (12) months after the date of termination.  The Employer’s liability for Salary continuation pursuant to Section 6(d)(i) shall be reduced by the amount of any severance pay due or otherwise paid to the Executive pursuant to any severance pay plan or stay bonus plan of the Employer. Notwithstanding the foregoing, nothing in this Section 6(d) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive’s right to cost sharing under Section 6(d)(ii) ceases.

(f)                                    Disability.  If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer for the remainder of the Term or during the period of such disability.  Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer’s policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to the lesser of (i) six (6) months; or (ii) the remainder of the Term.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Employer’s determination of such issue shall be binding on the Executive.  Nothing in this Section 6(e) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(g)                                 Cessation of Benefits.  Notwithstanding anything contained in this Section 6 or this Agreement to the contrary, the obligation to make any payments hereunder or otherwise provide benefits shall cease immediately in the event of a material breach of Section 7 by the Executive that causes material harm to Employer.

7.                                       Confidential Information, Noncompetition and Cooperation.

(a)                                  Confidential Information.  As used in this Agreement, “Confidential Information” means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer.  Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive’s employment.  Confidential Information also includes the confidential information of others with which the Employer has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b).

(b)                                 Confidentiality.  The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information.  At all times, both during the Executive’s employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive’s duties to the Employer.

(c)                                  Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer.  The Executive will return to the Employer all such materials and property as and when requested by the Employer.  In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason.  The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d)                                 Noncompetition and Nonsolicitation.  During the Noncompete Term the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined or otherwise engage in any activity that competes with the business of the Employer); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Employer); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer.  The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.  For purposes of this Agreement, the term “Competing Business” shall mean any video-gaming related business which is competitive with any business that the Employer or any of its affiliates conducts or proposes to conduct at any time during the employment of the Executive.  Notwithstanding the foregoing, the Executive may (i) be employed by any entity involved in a Competing Business so long as the Executive does not participate in the portion of the entity that is involved in the Competing Business; (ii) be employed by an entity that engages in a Competing Business so long as such entity receives less than ten percent (10%) of its revenue from the Competing Business; and (iii) own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.  For purposes of this Agreement, the “Noncompete Term” means the time during which the Executive is employed by the Employer and the twelve (12) month period beginning immediately after the Executive’s employment terminates.

(e)                                  Third-Party Agreements and Rights.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business.  The Executive represents to the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Employer and the performance of the Executive’s proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party.  In the Executive’s work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)                                    Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer.  The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f).

(g)                                 Injunction.  The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer.

8.                                       Arbitration of Disputes.   Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Delaware in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

9.                                       Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the courts of the Sate of Delaware and the United States District Court for the District of Delaware.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.                                 Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

11.                                 Assignment; Successors and Assigns, etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.  This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12.                                 Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.                                 Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.                                 Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

15.                                 Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

16.                                 Governing Law.  This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.

17.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer, by its duly authorized officer, and by the Executive, as of the Effective Date.

EMPLOYER:
GHP ACQUISITION CORP.

By:	/s/ MICHAEL KUMIN
Name: Michael Kumin
Title: Secretary

/s/ MARK JUNG
Executive